EXHIBIT 99.1

FOR IMMEDIATE RELEASE

etrials Worldwide Names Joseph (Jay) F. Trepanier III Secretary and Chief Financial Officer

Morrisville, NC – September 12, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced today that its board of directors has named Joseph F. Trepanier III (Jay), CPA, as permanent secretary and chief financial officer. Trepanier has been serving as interim secretary and CFO since May and had previously been etrials’ corporate controller and vice president of finance.

“Jay has done an outstanding job in seamlessly assuming responsibility for etrials’ financial operations and the board has every confidence in his leadership capabilities,” said Robert Brill chairman of etrials' board of directors.

“I am honored by the confidence the board has placed in me,” said Jay Trepanier. “My priorities will remain to ensure strict expense control and productivity improvements as we continue to improve etrials’ financial performance.”

Trepanier brings 16 years of financial management experience to his new role. Prior to joining etrials in 2008, Trepanier held positions as Chief Operating Officer with Durham, NC-based SmartOnline, Chief Finance Officer /Chief Operating Officer at DataFlux Corporation and Director of Finance at Hill-Room Corporation. Trepanier is a licensed CPA in North Carolina. He is an active member in AICPA and NC Board of Certified Public Accountants, a Six Sigma-certified Green Belt and Certified Project Manager in Applied Project Management and Operational Optimization (Harrington Institute). Trepanier holds an MBA from the Southern New Hampshire University, a B.S. in Accounting from West Virginia University and a B. S. from the University of New Hampshire.

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. To learn more visit us at www.etrials.com. etwcf

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etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors: Lippert/Heilshorn & Associates Jody Burfening/Amy Gibbons 212-838-3777 agibbons@lhai.com	Media: etrials Worldwide, Inc. Chris Sakell 919-653-3648 Chris.Sakell@etrials.com

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4000 Aerial Center Parkway, Morrisville, NC  27560  USA
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etrials.com